EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the _1st_ day of December, 2008, by and between Helix Wind, Inc., a Nevada corporation ("Employer" or “Company”), and Kevin K. Claudio, CPA ("Employee"), who agree as follows:

1.           Employment.  Employer hereby agrees to employ Employee as a regular employee  commencing on  December 1, 2008, and Employee hereby accepts and agrees to said employment on the terms and conditions set forth herein.

2.           Position and Duties.  Employee's position shall be Chief Financial Officer.  Employee is responsible for the following duties:

A.           Financial and Administrative Stewardship:

•
Lead Financial and Audit process in support of reverse merger, shell, and P.I.P.E. transactions resulting in all associated SEC filings to take the Company public to be listed and traded on the Small Cap Bulletin Board.

•	Provide financial advice and support to senior management and the Board of Directors – interact regularly with the CEO and President, the senior management and Board of Directors.
•	Develop and maintain external financial relationships including bankers, auditors, credit rating agencies, investment houses and other financial advisors.
•
Lead the development of and ensure SOX and all SEC required compliance with appropriate controls, policies, procedures, and governance principles and practices for financial management and administration functions of the Company.

•	Oversee, supervise and mentor administrative and office management personnel; establish high quality administrative infrastructure for Helix.
•	Keep abreast of the business and economic climate in which Helix operates; prepare the Company to meet the challenges of a changing business environment as it relates to its financial obligations.

B.           Financial Reporting & Taxation:

•
Oversee the preparing, producing and then reviewing of financial information for the Company’s reports to senior management and Board of Directors, shareholders and other outside stakeholders; ensuring the accuracy, interpretation and presentation of all financial reports and statements of the Company.

•
Financial interpretation and analysis of financial reports.  Track actual income & expenses against budget and provide regular reports to senior management and the Board detailing the causes for the variance.

•	Ensure that all financial reports comply with GAAP and any other applicable requirements.
•	Continue process with Board to engage external auditors.
•	Liaise with the Company’s external auditors for annual auditing requirements, negotiating the annual audit fee.
•	Address all management issues raised by the external auditors, and report and advise thereon to management and the Board of Directors.
•	Work closely with external advisors/auditors in the development of tax strategies and minimization of tax.
•	Preparation and submission of annual tax and other applicable tax returns.

Additional duties to be performed by Employee and Employee’s authority shall be as determined from time to time by Employer.  Employee shall devote such time and services to Employer as are reasonably necessary to perform the duties of the position pursuant to this Agreement, with fidelity, to the best of Employee’s ability, and in the best interests of Employer.  Employee agrees to conform to all Employer policies and regulations.

3.           At-Will Employment.  Employee's employment is for an unspecified term and is at the mutual consent of Employee and Employer.  Either Employer or Employee may end their employment relationship at any time, with or without cause, and with or without advance notice.  No employee or representative of Employer, other than its President, has any authority to enter into any agreement for employment for any specified period of time or make any agreement contrary to the at-will employment relationship.  To be effective, any such agreement must be in writing, signed by the President of Employer.

4.           Compensation.

a.           Employer shall pay to Employee the sum of $14,583.33 per month.  There shall be deducted from the compensation due to Employee hereunder any and all sums required for social security and withholding for income taxes and for any other federal, state or local tax or charge which may be currently in effect or hereinafter enacted as a charge on the compensation of Employee.

b.           Equity Participation:  Effective only upon the condition that the Company is successful in obtaining funding of an IPO being pursued by the Company and when and if the Company adopts an Omnibus Stock Option Plan (“Stock Plan”), Employee shall be entitled to participate in the Stock Plan and shall be granted an Incentive Stock Option to purchase the equivalent of 0.50% of the outstanding shares of common stock at an exercise price of $0.50 per share, in accordance with a Notice of Grant and Stock Option Agreement to be executed by Employee and the Company, according to the terms and conditions of the Stock Plan. The Option Shares will vest in the following manner:

i..  Forty percent (40%) upon the first anniversary date of the date of theOption Agreement;
ii.  Twenty percent (20%) upon the second anniversary date of the date of the Option Agreement;
iii. Twenty percent (20%) upon the third anniversary date of the date ofthe Option Agreement;; and
iv. Twenty percent (20%) upon the fourth anniversary date of the date ofthe Option Agreement;

5.           Fringe Benefits.  In addition to those benefits that may be required by law, such as state disability, social security and workers' compensation benefits, Employer benefits to be provided to Employee include the following:

a.  Vacation:  Employee will be entitled to 3 weeks (15 days/120 hours) of paid vacation per year.  Such paid vacation days will accrue at the rate of 1.25 days (10 hours) per month.  The maximum accrued vacation balance is 20 days. Once Employee has accrued 20 days (160 hours) of paid vacation, all further accruals of vacation days will cease until Employee's accrued vacation balance drops below the maximum balance.  Vacation accrual will recommence after Employee has used his paid vacation and the accrued vacation days have dropped below the maximum balance.

b.  Paid Holidays:  Employee will be entitled to the following paid holidays:  New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

c.  Insurance Benefits:  Employee shall also be entitled to participate in Employer's health and medical, dental, and optical/vision insurance plans consistent with the coverage offered by Employer to its similarly situated employees in accordance with any policies, procedures, or benefit plan requirements adopted by Employer from time to time.  Employer reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy.  Employer's insurance plans and policies related thereto, are subject to termination, modification or limitation at Employer’s sole discretion.

6.           Protection of Employer Property.

a.  Restriction on Use:  Employee recognizes and acknowledges that Employee will have access to Confidential Information (as defined below) relating to the business or interest of Employer or of persons with whom Employer may have business relationships.  Except as permitted herein or as may be approved by Employer from time to time, the Employee will not during Employee’s employment or at any time thereafter, use, disclose or permit to be known by any other person or entity, any Confidential Information of Employer (except as required by applicable law or in connection with the performance of the Employee’s duties and responsibilities hereunder).  If Employee is requested or becomes legally compelled to disclose any of the Confidential Information, Employee will give prompt notice of such request or legal compulsion to Employer.  Employer may waive compliance with this Section 6 or will provide Employee with legal counsel at no cost to Employee to seek an appropriate remedy.

1)  Confidential Information Defined.  The term “Confidential Information” means information relating to Employer’s business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, vendor and supplier lists, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, not generally known to the public or to actual or potential competitors of Employer (other than through a breach of this Agreement).  This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section 6 by the Employee, regardless of whether the Employee continues to be employed by Employer.  At no time shall Employee place, save or store any Confidential Information in any manner, in any form or format, or at any location on any non-Employer-owned computer which is not expressly approved and designated in writing by Employer.

b.  Employer Materials:  It is further agreed and understood by and between the parties to this Agreement that all “Employer Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Employer and, upon termination of Employee’s employment with Employer, and/or upon the request of Employer, all Employer Materials, including copies thereof, as well as all other Employer property then in the Employee’s possession or control, shall be returned to and left with Employer.  Anything in this Section 6 to the contrary notwithstanding, Employee shall not place any Employer Materials on any computer not owned by Employer.

7.           Non-Competition During Employment.  During Employee's employment with the Employer, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

8.           Severability.  If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid, in whole or in part, for any reason, such illegal, unenforceable or invalid provision, or part thereof, shall be stricken from this Agreement and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement.  If any provision, or part thereof, of this Agreement is stricken in accordance with this paragraph, then the stricken provision shall be replaced, to the extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.

9.           Employee's Duties on Termination.  In the event of the voluntary or involuntary termination of Employee's employment, in addition to the requirements set forth in Paragraph 6. b. above, Employee agrees to deliver promptly to Employer all documents, memoranda, reports, files, correspondence and other property belonging to Employer relating to the business of Employer and Employer's customers which are in Employee's possession or under Employee's control, including but not limited to, all Confidential Information and Employer Materials.  Employee agrees not to make or retain copies, reproductions or summaries of any such property without the express written consent of Employer.

10.           Entire Agreement of the Parties.  This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by Employee for Employer and contains all of the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be effective unless it is in writing signed by the party to be charged.  There shall be no implied-in-fact contract modifying the terms of this Agreement.

11.           Waiver.  Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provisions or prevent that party thereafter from enforcing such provision or any other provision of this Agreement.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.           Employee's Representations.  Employee represents and warrants that Employee is free to enter into this Agreement and to perform each of its terms, covenants and agreements.  Employee further represents and warrants that Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that Employee's execution and performance of this Agreement is not a violation or breach of any other agreement between Employee and any other person or entity.

14.           Interpretation/Captions.  This Agreement is to be interpreted without regard to the draftsman.  The terms and intent of this Agreement, with respect to the rights and obligations of the parties, shall be interpreted and construed on the express assumption that the parties participated equally in its drafting.  The section captions or headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.           Voluntary Agreement.   Employee and Employer represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement.  Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other advisor or advisors of such party’s choice before executing this Agreement.

16.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Employee’s heirs, beneficiaries and legal representatives.  It is agreed that the rights and obligations of Employee may not be delegated or assigned except as specifically set forth in this Agreement.  In the event of a sale of all or substantially all of Employer’s stock, sale of all or substantially all of Employer’s assets, or consolidation or merger of Employer with or into another corporation or entity or individual, Employer may assign its rights and obligations under this Agreement to its successor-in-interest, and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of Employer under this Agreement.

17.           Notices.  Any notices to be given hereunder by either party to the other shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, or (b) three (3) days after delivery to the U.S. Postal Service, first-class postage and fees for certified mail prepaid, with return receipt requested.  All notices to be given shall be addressed to the parties set forth below, or to such other addresses as a party may designate as to itself by giving notice to such change of address in accordance with the provisions of this paragraph:

If to the Employer:	Scott Weinbrandt, President Ian Gardner, CEO Helix Wind, Inc. 1848 Commercial Street San Diego, CA. 92113

If to Employee:	Kevin K. Claudio, CPA 15422 Harrow Lane Poway, CA 92064

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

EMPLOYER: HELIX WIND, INC.		EMPLOYEE:
By:	/s/ Scott Weinbrandt	/s/ Kevin K. Claudio
	Scott Weinbrandt, President	Kevin K. Claudio, CPA

Amendment No. 1 to
Employment Agreement

This Amendment to Employment Agreement (“Amendment”) is made and entered into as of the 26th day of January 2009 by and between Helix Wind, Inc., a Nevada corporation (the “Company”) and Kevin Claudio, an individual (“Employee”) in connection with the Employment Agreement executed on December 1, 2008 (the “Employment Agreement”).  In consideration of the mutual agreements and promises contained herein, and for other good and valuable consideration (including the agreement of Employee to continue his employment with the Company), the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows.

The parties wish to amend Section 4 of the Agreement to read in full as follows:

“Compensation.

a.  Salary. Employer shall pay to Employee the sum of $14,583.33 per month payable in accordance with Employer’s standard procedures. There shall be deducted from the compensation due to Employee hereunder any and all sums required for social security and withholding for income taxes and for any other federal, state or local tax or charge which may currently be in effect or hereafter enacted as a charge on the compensation of Employee.  Employee’s base compensation will be evaluated on an annual basis by the board of directors of the Company (or its Compensation Committee, if any), including the satisfactory performance of Employee’s responsibilities outlined in Sections 2.A and 2.B of the Agreement.

b.  Equity Participation.  Effective only upon the condition that the Company is successful in obtaining $2 Million or more in financing, in whatever form, and when and if the Company (or any successor to the Company) adopts a stock option plan, Employee shall be entitled to participate in a stock option plan, when created, and shall then be granted a stock option (the “Option”) to purchase 610,000 shares of common stock (the “Option Shares”), at an exercise price equal to the fair market value of the Option Shares or at such exercise price required by applicable law at the date of grant. The Option will be exercisable for a period of ten (10) years but will be exercisable for a period of five (5) years if the Executive, on the date of grant, owns more than ten (10%) percent of the total combined voting power of all classes of stock of the Company within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986, as amended and any applicable regulations promulgated thereunder. The option will vest in the following manner:

i.  Forty percent (40%) upon the first anniversary of Employee’s date of hire;

ii. Twenty percent (20%) upon the second anniversary of Employee’s date of hire;

iii. Twenty percent (20%) upon the third anniversary of Employee’s date of hire; and

iv. Twenty percent (20%) upon the fourth anniversary of Employee’s date of hire.

It is contemplated that the options to be granted pursuant to this Employment Agreement will be issued as incentive stock options under a stock option plan to be created by Clearview Acquisitions, Inc. (“Clearview”) in connection with the proposed merger of a subsidiary of Clearview into the Company, but in the event such a plan is not created by February ______, 2009, the Company shall then grant non-qualified stock options on the same terms, exercisable at fair market value of the Option Shares or such other exercise price as required by applicable law.

c.  Bonus. Conditioned upon the consummation of the Company’s proposed merger transaction with Clearview, in which the Company expects to raise approximately Three Million Dollars ($3,000,000), Employee shall be eligible for bonus compensation (the “Bonus”) in an amount to be determined by the Board of Directors, but in no event shall the Bonus be more than Fifty Thousand Dollars ($50,000). The Executive shall be eligible for the Bonus upon the closing of any subsequent capital financing or financings, consummated in one or more rounds, in which the aggregate amount received in such offerings is equal to or greater than Three Million Dollars ($3,000,000).  The Bonus is further conditioned upon Employee taking a leading role in promoting the Company to prospective investors and coordinating all aspects of the financing or financings, as determined in the sole discretion of the Board of Directors.”

Except as specifically stated in the terms of this Amendment, the Employment Agreement remains in full force and effect, according to its terms, as amended herein and nothing contained herein shall operate as a waiver of any obligation, condition, right, remedy or provision contained in or arising out of the Employment Agreement.

This Amendment may be signed in counterparts with the same force and effect as if all original signatures appeared on one copy; and in the event signed in counterparts, each counterpart is the equivalent of an original and all of the counterparts are the equivalent of one agreement.

Facsimile signatures on notices and amendments are the equivalent of original signatures.

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Helix Wind, Inc., a Nevada corporation		Employee:

By:	/s/ Ian Gardner	/s/ Kevin Claudio
	Ian Gardner, Chief Executive Officer	Kevin Claudio